Exhibit 6.38

SECOND ADDENDUM TO BRIDGE LOAN AGREEMENT

This Second Addendum (“Addendum”) is made and entered into as of September 15, 2025, by and among Gentleman Thief LLC, a limited liability company (“Borrower”), Limitless Films, Inc., a corporation (“Lender”), and Randall Emmett, acting solely in his capacity as Personal Guarantor of the Borrower, and shall modify and supplement that certain Bridge Loan Agreement dated January 24, 2025 (the “Loan Agreement”).

WHEREAS, pursuant to the Loan Agreement, Lender provided Borrower a loan in the principal amount of $1,000,000 (the “Loan”) with a maturity date of April 24, 2025;

WHEREAS, Lender previously granted Borrower a 30-day extension beyond the original maturity date, and subsequently a secondary extension, to accommodate delays in repayment, extending the Maturity Date of the Loan Agreement to September 15, 2025;

WHEREAS, Borrower and Guarantor have requested an additional extension due to delays in the release of the film (as identified in the Loan Agreement) and the beginning of the development of a new film;

WHEREAS, Borrower and Guarantor have also requested to modify the Loan Agreement to roll over a portion of the Loan as a loan into the pre-development of a new film; and

WHEREAS, Lender is willing to grant such extension conditioned upon the inclusion of Lender in the new film and adherence to a revised repayment schedule as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and in the Loan Agreement, the parties agree as follows:

1. EXTENSION OF MATURITY DATE AND AMENDED BALANCE. The Loan Agreement is hereby modified to reflect a total loan of $600,000, of which $300,000 has been paid as of September 11, 2025, and a balance of $300,000 shall be paid by the new Maturity Date of November 15, 2025. The remaining amount of $400,000 on the original Loan will be rolled over into a new project (the “Rollover Portion”), with a new loan document to be drafted upon good faith negotiation, agreed to and executed by the Parties (the “New Loan Document”), which will reflect that Lender has provided, and Borrower accepted and has possession of, the Rollover Portion; provided, that if the parties, after good faith negotiation, are unable to agree upon the terms of the New Loan Document, the total loan under the Loan Agreement shall revert to $1,000,000, with the outstanding balance equal to $700,000 less any payments made by Borrower or Guarantor from the date hereof, which balance shall be due and payable on November 15, 2025.

2. NO OTHER MODIFICATIONS. Except as modified herein, all terms and conditions of the Loan Agreement, and the first Addendum thereto, including the Personal Guaranty executed by Randall Emmett, remain in full force and effect.

3. COUNTERPARTS. This Addendum may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Executed copies exchanged by PDF or electronic transmission shall be deemed binding and enforceable.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first written above.

LIMITLESS FILMS INC.

/s/ JASPREET MATHUR
JASPREET MATHUR, CEO

GENTLEMEN THIEF LLC

/s/ RANDALL EMMETT
RANDALL EMMETT, CHAIRMAN

GUARANTOR

/s/ RANDALL EMMETT
RANDALL EMMETT